As filed with the Securities and Exchange Commission on May 11, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIM HORTONS INC.

(Exact Name of Registrant as Specified in Its Charter)

Canada	98-0641955
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

874 Sinclair Road Oakville, Ontario, Canada	L6K 2Y1
(Address of Principal Executive Offices)	(Zip Code)

TIM HORTONS INC. 2012 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Tim Hortons USA Inc.

4150 Tuller Road, Suite 236

Dublin, Ohio 43017

(Name and Address of Agent for Service)

(614) 791-4200

(Telephone Number, including area code, of agent for service)

The Commission is requested to send copies of all communications to:

Jill E. Aebker

Senior Vice President, General Counsel and Secretary

Tim Hortons Inc.

874 Sinclair Road

Oakville, ON, Canada

L6K 2Y1

(905) 845-6511

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common shares and associated share purchase rights, to be issued under the Tim Hortons Inc. 2012 Stock Incentive Plan	2,900,000(3)	$55.56(4)	$161,124,000(4)	$18,464.81
Total:	2,900,000(3)	$55.56	$161,124,000	$18,464.81

(1)	This Registration Statement also applies to rights under the Registrant’s Shareholders Rights Plan Agreement, dated as of August 6, 2009, which are attached to and tradable with the Common Shares registered hereby. No registration fees are required for such rights as they will be issued for no additional consideration.
(2)	If, as a result of stock splits, stock dividends, stock distributions or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) shall apply to this Registration Statement and this Registration Statement shall cover such additional securities.
(3)	This includes (i) Common Shares reserved under the Tim Hortons Inc. 2012 Stock Incentive Plan (the “2012 Plan”) which have never been reserved for issuance under any other employee benefit plan, and (ii) Common Shares originally reserved for issuance under the Tim Hortons Inc. 2006 Stock Incentive Plan (the “Prior Plan”), which as of May 10, 2012 (the “Effective Date”), were not subject to currently outstanding awards under the Prior Plan and had not been issued pursuant to the prior exercises of awards granted under the Prior Plan, or that are subject to outstanding awards under the Prior Plan but that are forfeited or otherwise cease to be subject to such awards following the Effective Date (other than to the extent they are exercised for or settled in vested and non-forfeitable Common Shares). After the Effective Date, the Registrant will not make any future awards under the Prior Plan.
(4)	Based on the average of the high and low prices of the Common Shares on the New York Stock Exchange on May 9, 2012, a date within five business days of the filing of this Registration Statement, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.*

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.*

* The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants under the 2012 Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this Registration Statement, and later information that we file with the SEC will automatically update and supersede that information. The following documents, which we have filed with or furnished to the SEC and the Canadian Securities Administrators, are specifically incorporated by reference in this Registration Statement (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein):

1.	Our Annual Report on Form 10-K for the fiscal year ended January 1, 2012, filed on February 28, 2012;

2.	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended January 1, 2012, filed on March 23, 2012;

3.	Our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2012, filed on May 9, 2012;

4.	Our Current Reports on Form 8-K filed on February 1, 2012, February 23, 2012, March 23, 2012, May 9, 2012, and May 10, 2012;

5.	The description of the Common Shares contained in Exhibit 99.1 to the Current Report on Form 8-K filed on September 28, 2009; and

6.	The description of the associated share purchase rights under our Shareholder Rights Plan Agreement, dated as of August 6, 2009, contained in the section titled “Proposal 3 – Reconfirmation of Tim Hortons Inc. Shareholder Rights Plan” of our management proxy circular furnished to the SEC on March 23, 2012 on a Current Report on Form 8-K as Exhibit 99.1 thereto.

All filings made by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the termination of the offering contemplated by this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement as of the date of the filing of such documents or reports, other than any portion of the respective filing that is furnished, rather than filed, under applicable SEC rules (unless otherwise contemplated therein).

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other later-filed document which also is incorporated by reference in this Registration Statement modifies or supersedes that statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this Registration Statement. Any such statement so superseded shall be deemed not to constitute a part of this Registration Statement.

You may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless delivery of the exhibits is specifically requested. Requests should be directed to our principal executive offices, Attention: Investor Relations Department, 874 Sinclair Road, Oakville, ON, Canada L6K 2Y1, Telephone Number: 905-339-6186. Additionally, copies of such documents may be found within the “Investor Relations” section of our website at www.timhortons-invest.com. This reference to our website does not constitute incorporation by reference of information contained on the website and such information should not be considered part of this document.

As we are a foreign private issuer under the Exchange Act, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and transactions in the Common Shares by our officers and directors are exempt from Section 16 of the Exchange Act. We must prepare and file a management proxy circular in compliance with the requirements applicable to Canadian issuers, and we make our management proxy circulars available on the SEC website, as well as SEDAR. Reporting insiders of the Corporation are subject to Canadian insider reporting requirements, and information regarding the trading activities of our reporting insiders is available on the System for Electronic Disclosure by Insiders, or SEDI.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity of another entity (an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the corporation or other entity, if: (i) the individual acted honestly and in good faith with a view to the best interests of such corporation (or the other entity, as the case may be); and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. An indemnifiable person may require the corporation to indemnify the individual in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation (or other entity, as the case may be) if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual fulfills the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an indemnifiable person against all costs, charges and expenses in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or other entity, if he or she fulfills the conditions set forth in (i) and (ii), above.

As permitted by the CBCA, the Corporation’s by-laws require us to indemnify our directors or officers, former directors or officers or other individuals who, at our request, act or acted as directors or officers or in a similar capacity of another entity against all losses, damages, costs, charges and expenses reasonably incurred (including amounts paid to settle an action or satisfy any judgment, fines, penalties or liabilities) in respect of any civil, criminal, administrative, investigative or other proceeding in which they are involved because of their association with the Corporation or such other entity.

To be entitled to indemnification, our by-laws state that such persons must have acted honestly and in good faith with a view to the best interest of the Corporation or the other entity, as the case may be, and, in any criminal or administrative action or proceeding that is enforced by a monetary penalty, they must have had reasonable grounds for believing that their conduct was lawful. As permitted by the CBCA, our by-laws also require us to advance money to such individual for costs, charges and expenses of any such proceeding but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification. In the case of an action by or on behalf of the Corporation or the other entity, as the case may be, to procure a judgment in its favor to which the person is made a party because of his or her association with the Corporation or the other entity, as the case may be, then if the individual fulfills the conditions set out in our by-laws, we shall seek and obtain approval of a court before indemnifying the person against costs, charges and expenses he or she reasonably incurred in connection with such action or prior to advancing any moneys to such individual.

The rights of indemnification provided by our by-laws are not exhaustive and are in addition to any rights to which a director, officer or other employee may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of our by-laws, we may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

We have entered into indemnification agreements with our directors, executive officers and with certain other officers and employees (including directors (who may be third parties), officers and employees of our subsidiaries). The indemnification agreements generally require that we indemnify and hold an indemnitee harmless to the fullest extent permitted by law for liabilities arising out of the indemnitee’s association with the Corporation or another entity where he or she acts or acted as a director or officer or in a similar capacity at our request, if the indemnitee acted honestly and in good faith with a view to the best interests of the Corporation or other entity, as the case may be and, with respect to a criminal or administrative action or proceeding that is enforced by monetary penalty, if the indemnitee had no reasonable grounds to believe that his or her conduct was unlawful. The indemnification agreements also provide for the advancement of defense expenses by the Corporation.

In addition, we have purchased insurance coverage under policies which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Tim Hortons Inc. filed with the SEC on September 28, 2009)

4.2	By-Law No. 1 of the Registrant (incorporated herein by reference to Annex C of the definitive proxy statement of Tim Hortons Inc. filed with the SEC on August 17, 2009)

4.3	Shareholder Rights Plan Agreement, dated August 6, 2009, between the Registrant and Computershare Trust Company of Canada, as Rights Agent (incorporated herein by reference to Annex D of the definitive proxy statement of Tim Hortons Inc. filed with the SEC on August 17, 2009)

5.1	Opinion of Osler, Hoskin & Harcourt LLP regarding the legality of the securities being registered

10.1	Tim Hortons Inc. 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on May 10, 2012)

23.1	Consent of PricewaterhouseCoopers LLP, Toronto, Ontario

23.2	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1)

24	Powers of Attorney

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Oakville, Province of Ontario, Canada, on May 11, 2012.

TIM HORTONS INC.

By:	/s/ JILL E. AEBKER
Jill E. Aebker
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PAUL D. HOUSE	Executive Chairman of the Board	May 11, 2012
Paul D. House	President and Chief Executive Officer (Principal Executive Officer)

/s/ CYNTHIA J. DEVINE	Chief Financial Officer	May 11, 2012
Cynthia J. Devine	(Principal Financial and Accounting Officer)

*	Director	May 11, 2012
M. Shan Atkins

*	Director	May 11, 2012
Michael J. Endres

*	Director	May 11, 2012
Moya M. Greene

*	Lead Director	May 11, 2012
Frank Iacobucci

*	Director	May 11, 2012
John A. Lederer

*	Director	May 11, 2012
David H. Lees

*	Director	May 11, 2012
Ronald W. Osborne

*	Director	May 11, 2012
Wayne C. Sales

*By:	/s/ PAUL D. HOUSE
Paul D. House
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the undersigned, solely in its capacity as the Registrant’s duly authorized representative in the United States, on this 11th day of May, 2012.

TIM HORTONS USA INC.

By:	/s/ JILL E. AEBKER
Jill E. Aebker
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed	Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Previously	Herewith

4.1	Articles of Incorporation of Tim Hortons Inc., as amended	8-K		3.1	09/28/2009	X

4.2	By-Law No. 1 of Tim Hortons Inc.	S-4	333-160286*	3.2(1)	08/12/2009	X

4.3	Shareholder Rights Plan Agreement, dated August 6, 2009, between the Registrant and Computershare Trust Company of Canada, as Rights Agent	S-4	333-160286*	4.2(2)	08/12/2009	X

5.1	Opinion and Consent of Osler, Hoskin & Harcourt LLP						X

10.1	Tim Hortons Inc. 2012 Stock Incentive Plan	8-K		10.1	05/10/2012	X

23.1	Consent of Independent Registered Public Accounting Firm						X

23.2	Consent of Osler, Hoskin & Harcourt LLP (contained in Exhibit 5.1)						X

24	Powers of Attorney						X

*	Available under the filings of Tim Hortons Inc. (CIK No. 0001467019).
(1)	Annex C to the proxy statement/prospectus that forms a part of such registration statement.
(2)	Annex D to the proxy statement/prospectus that forms a part of such registration statement.